EXHIBIT 99.1

                                  PRESS RELEASE
                    FOR RELEASE AUGUST 14, 2003 AT 2:00 P.M.

                          For More Information Contact
                                  David Meadows
                                 (410) 256-5000
                               BCSB Bankcorp, Inc.

                               BCSB BANKCORP, INC.
                        REPORTS RESULTS OF JUNE 30, 2003

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, reported an increase in year to date earnings of $230,000 to $1.253 million for the 9 months ended June 30, 2003. The quarter's earnings were $22,000, a decrease of $458,000 over the comparable quarter last year.

Gary C. Loraditch, President and CEO indicated the primary reason for the net decrease in income for the quarter ending June 30, 2003 was the Company's provision for loan losses, which was $786,000 for the quarter ended June 30, 2003, as compared to $140,000 for the comparable quarter in the prior year. Substantially all of the increased provision was attributed to a commercial loan, the collectibility of which was in doubt at the end of the quarter. The Company continues to negotiate a workout agreement with the borrower pursuant to which it would seek to collect the delinquent loan. Thus, the Company established a provision for loan losses equal to the entire amount of the loan during the quarter ended June 30, 2003.

President Loraditch also noted that consolidated assets continue to grow resulting in a $52.6 million increase for the first nine months of the fiscal year. In addition to growth in assets, the Company reported an increase of $
48.7 million in deposit accounts at the Bank's 16 locations for the 9 months ending June 30, 2003. Likewise, stockholder equity for the first nine months of the year has increased $ 740,000.

BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB which was founded in 1955. The Bank operates sixteen offices throughout the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                               BCSB Bankcorp, Inc.

                         Summary of Financial Highlights

                 Consolidated Statements of Financial Condition

                                   (Unaudited)



                                       June 30, 2003   Sept 30, 2002
                                           (Dollars in Thousands)
                                           ----------------------
ASSETS

Cash, equivalents and time deposits       $ 25,031       $ 25,803

Investment Securities                      120,339         49,579

Loans and Mortgage Backed Securities       474,852        490,719

Other Assets                                19,522         20,964
                                          --------       --------

TOTAL ASSETS                              $639,744       $587,065



LIABILITIES

Deposits                                  $547,483       $498,785

Borrowed Money                              23,818         26,968

Trust Preferred Securities                  12,500         12,500

Other Liabilities                            9,897          3,507
                                          --------       --------

TOTAL LIABILITIES                         $593,698       $541,760

TOTAL STOCKHOLDERS' EQUITY                  46,046         45,305
                                          --------       --------

TOTAL LIABILITIES & STOCKHOLDERS EQUITY   $639,744       $587,065

                      Consolidated Statements of Operations

                                   (Unaudited)



                                                9 Months ended June 30  3 Months ended June 30

                                                   2003        2002         2003        2002

                                                (Dollars in Thousands)   (Dollars in Thousands)
                                                ----------------------   ----------------------
Interest Income                                   $25,529     $20,144     $ 8,193     $ 6,865

Interest Expense                                   12,226      10,925       3,995       3,572
                                                  -------     -------     -------     -------

Net Interest Income                               $13,303     $ 9,219     $ 4,198     $ 3,293

Provision for Loan Losses                           1,198         209         786         140
                                                  -------     -------     -------     -------

Net Int. Income After Provision for Loan Losses   $12,105     $ 9,010     $ 3,412     $ 3,153

Total Non-Interest Income                           1,344         721         392         260

Total Non-Interest Expense                         11,426       8,060       3,771       2,630
                                                  -------     -------     -------     -------

Income Before Income Taxes                        $ 2,023     $ 1,671     $    33     $   783

Income Tax Provision                                  770         647          11         303
                                                  -------     -------     -------     -------

NET INCOME                                        $ 1,253     $ 1,024     $    22     $   480
                                                  -------     -------     -------     -------

Basic Earnings Per Share                          $  0.22     $  0.18     $  0.00     $  0.09
                                                  -------     -------     -------     -------

Diluted Earnings Per Share                        $  0.22     $  0.18     $  0.00     $  0.08
                                                  -------     -------     -------     -------